Exhibit 10.13

AGREEMENT

This Share Purchase Agreement (“Agreement”) signed on 13 November , 2005 by and between Pimi Marion Holdings Ltd, (Company number 51-349712-3), incorporated in the State of Israel (“The Company”) and Mr. Nimrod Ben-Yehuda, I.D. 051795631  and Omdan Consulting and Instructing LTD  private company no. 51-146831-6, (jointly and severally: the “Shareholders”) from one side, and Mr. Alon Carmel and JNS Capital LLC (jointly and severally: “The Investors”) from the other side.

RECITALS

Whereas	The parties have executed a term sheet pursuant to which they now wish to execute this Agreement, and;

Whereas
The Investors after having conducted due diligence of the Company business inter alia by experts, and after being involved in the Company business and activity (including trade show and negotiations) desire to invest in The Company against the issuance of The Company’s Ordinary and Management shares in accordance with the terms set forth in this Agreement.

Now therefore the parties agree to the following:

1.	DEFINITIONS AND EXHIBITS

For the purpose of this Agreement, capitalized words shall have the meanings as specified below or as defined in other parts of this Agreement.

“Business Plan” - Financial and non-financial targets that the Company believes it can meet, on a quarterly basis in the years 2005, 2006 and 2007 – all of which are incorporated in a document titled the Business Plan which is attached to this agreement as Appendix “A”.

“Investment” - A total of US $900,002 to be funded in quarterly installments as provided for in the Business Plan against the issuance of 120,000 Ordinary Shares of the Company at the price of $7.50 per shares, and 2 Management Shares at the price of $1.00 each.

 “The Loan Agreement” – the loan agreement dated February 7, 2005 and as amended on May 11, 2005 attached hereto as Appendix “B”.

“The Loan” - Investors have previously made four loans to the Company totaling $180,000 pursuant to The Loan Agreement.

“Intellectual Property” - The Patents and Patent applications described in Appendix “C”, as well as any and all related intellectual property, including knowledge, technologies and know-how that have been developed, registered and/or accumulated by Mr. Nimrod Ben-Yehuda, in relation to the Patents and Patents applications which Intellectual Property is currently owned by the Company or will be transferred to the ownership of the Company without any consideration – excluding rights to use and/or benefit from that portion of the Intellectual Property that pertains to the exclusive purpose of water treatment.

2.	SALE AND TRANSFER OF SHARES / SIGNING AND CLOSING

2.1         SHARES

Subject to the terms and conditions of this Agreement (including, without limitation, subject to the fulfillment of the conditions and obligations set out in Sections 2.3 and 2.4 below), at the Closing, The Company shall issue and deliver the Investors the Shares, free and clear of all Encumbrances, and The Investors will invest the investment sums in The Company, as set out in Section 2.2 below.

2.2         INVESTORS UNDERTAKINGS

(a)	The investment shall be in the total sum of US$ 900,002 (Nine hundred thousand and two US Dollars) (“The Investment”).

(b)	The Investment shall be satisfied as follows:

i)
Pursuant to a previously signed Term Sheet, the Investors have increased their loan to the Company to US $110,000 on the same terms and conditions provided in the Loan Agreement dated February 7, 2005 and its addendum dated May 11, 2005.

ii)
On August 23 2005, the Parties have agreed to a new Business Plan, and therefore Investors have increased the loan to the Company to $140,000 on the same terms and conditions provided in the Loan Agreement dated February 7, 2005 and its addendum dated May 11, 2005.

iii)
On October 2005 the Investors have made an additional loan to the Company in the sum of $40,000 on the same terms and conditions provided in the Loan Agreement dated February 7, 2005 and its addendum dated May 11, 2005.

(c)	The investors shall convert any and all sums, which were furnished to the company as The Loan, to an investment to be deducted immediately from the funding obligations undertaken by Investors.

(d)	Pay to the Company the sum of $2.00 for the 2 Management Shares at the price of $1.00 per Management Share.

(e)
Fund The Investment instalments according to the Business Plan. Each instalment shall be funded for the subsequent quarter, no later than 45 days prior to the end of each quarter, subject to clause 4.2(b) hereinafter.

(f)
In the event that the Company exceeds the quarterly benchmarks provided in the Business Plan, Investors shall consider, favourably, the possibility to accelerate the funding of their Investment should Investors decide that such acceleration of funding assists the needs of the Company.

2.3	COMPANY UNDERTAKINGS

(a)	The Company shall issue to The Investors 24,000 Ordinary Shares against the funding of the Investment pursuant to Paragraphs 2.2 (b)(a) and 2.2 (b)(b).

(b)	In addition, The Company shall issue 96,000 Ordinary shares to an Escrow holder pursuant to the Escrow Clause set forth below.

(c)	The Company shall issue 2 management shares to the Escrow holder pursuant to the Escrow Clause below.

(d)	Subsequently, Company will provide to The Investors financial reports as following:

i)	Management-prepared monthly reports – no later than on the 20th day of the subsequent month.

ii)	Auditor-reviewed reports – no later than on the 45th day of the month subsequent to the end of each of the 1st, 2nd and 3rd quarter of the year.

iii)	Audited financial reports – no later than 120 days subsequent to the end of the year.

2.4	ESCROW CLAUSE

(a)
The parties shall appoint Advocate Yoel Levy of Twin Tower 1, 33 Jabotinsky st., Ramat Gan to act as escrow holder (“Escrow Holder”). At the signing of this Agreement, the Company shall issue  96,000 ordinary shares of NIS 0.01par value each and two (2) management shares of NIS 1 par value each to the Escrow Holder. The Escrow Holder shall act in accordance with the following:

(b)	Escrow shall deliver to Investors the Ordinary Shares:

i)
Upon notice from the Investors to Escrow, with a copy to the Company, of the funding of an instalment of the Investment accompanied by a receipt from the Company evidencing such instalment or a receipt evidencing a wire transfer of such instalment to the Company’s bank account Escrow shall deliver to Investors the number of shares that, at the price of $7.50 per share, corresponds to the amount of the instalment.

ii)
All the shares held by Escrow upon notice, by Investors, of a Material Breach by Company, as defined hereinafter, and against payment to Escrow, by Investors, of the sum representing NIS 0.01 per share multiplied by the total number of shares held by Escrow, which sum Escrow will then deliver to the Company. The notice will be accompanied by an affidavit of one of the Investors that all the terms of section 4.2(iii) (b) have been fulfilled.

(c)	Escrow shall deliver to Investors the 2 Management Shares held by Escrow as following:

i)
One (1) Management Share shall be delivered to Investors upon notice from the Investors to Escrow, with a copy to the Company, that they have funded a total of $450,000 of the investment, accompanied by receipts from the company and/or wire transfer receipts evidencing funding of the entire $450,000 less the sums provided in Paragraphs 2.a and 2.b.

ii)
One (1) Management Share shall be delivered to Investors upon notice from the Investors to Escrow, with a copy to the Company, that they have completed the funding of their entire Investment obligation under the Investment Agreement, accompanied by receipts from the company and/or wire transfer receipts evidencing funding of the entire $900,000 less the sums provided in Paragraphs 2.a and 2.b.

iii)
Upon receipt of notice from the Investors to Escrow, with a copy to the Company, of a Material Breach by Company, as defined hereinafter, accompanied by an affidavit of one of the Investors that all the terms of section 4.2(iii)(b) have been fulfilled.

(d)	In the event of a breach by the Investors, Escrow shall deliver all the Ordinary Shares and Management Shares then held by Escrow to the Company.

2.5         Performances by Share Holders:

The holders of the 2 Management Shares not allocated to Investors shall support the creation by the Company of an Employee Stock Option Plan and the allocation of 24,000 of the authorized ordinary shares to such plan.

2.6         SIGNING AND CLOSING

Acts to be Performed Prior to the execution of this agreement:

(a)	Immediately prior to the execution of this agreement, the Company and the Shareholders will present to The Investors for examination all the documents (“The Closing Documents"), as set out below:

(1)
Resolutions of The Company’s board of directors (“The Company’s Board of Directors“) resolving (i) to approve the execution of this Agreement; and (ii) to approve the issuing of the shares pursuant to this Agreement and to authorize the directors of The Company to sign the appropriate documentation;

(2)	Share allocation forms conforming with the articles of association of The Company, in respect of the shares, duly executed by The Company and The Shareholders;

3.	REPRESENTATIONS AND WARRANTIES.

The Company and the Shareholders hereby represent and warrant, jointly and severally, to The Investors the representations and warranties set forth in Sections 3.1 through 3.6 (inclusive) (“The Warranties“) and undertake that the Warranties are true and accurate in all respects as of the agreement execution date, and acknowledge that The Investor has agreed to enter into this Agreement relying, inter alia, on the truth and accuracy of The Warranties. No representation or warranty of The Company or the Shareholders in this Agreement omits to state a material fact necessary to make the statements herein or therein, and is, in light of the circumstances in which they were made, not misleading. It is hereby clarified that the Investors have conducted due diligence of the Company business, Know-How, and Patents by their own experts, and has escorted the Company and took part in its activity since 1st of January 2005.

3.1	SHARE CAPITAL, TITLE, ORGANIZATION, AUTHORITY, COMPLIANCE

3.1.1	Share Capital and Title

The authorized share capital of The Company consists of 9,999,600 ordinary shares of NIS 0.01 par value per share and 4 management shares of NIS 1.00 par value per share, of which 120,000 ordinary shares and 2 management shares are issued and outstanding, and constitute all of The Company’s shares prior to the issuance of shares pursuant to this Agreement. The Shareholders are the registered owners and holders of all the issued shares, free and clear of all encumbrances, including, without limitation any encumbrances to the benefit of any beneficiary owners.  Mr. Nimrod Ben-Yehuda, through Ash-Dor Assets Management and Trusts Ltd is the owner of 75% of the Shares, comprising 90,000 Ordinary Shares and 1 Management Share, and Mr. Eitan Shmueli through Omdan Consulting and Instruction Ltd is the owner of 25% of the Shares, comprising 30,000 ordinary shares and 1 management share. No reference to any purported Encumbrance appears upon any certificate representing the share capital of The Company. All of the outstanding share capital of The Company, has been duly authorized, validly issued and is fully paid-up and non-assessable. There are no options, warrants and/or any Contracts relating to the issuance, sale, or transfer of any shares or other securities of The Company except for the obligation to eNitiatives under section 3.3.8(iii) of this Agreement. None of the outstanding shares or other securities of The Company was issued in violation of the Israeli Companies Law, 1999 or any other legal requirement. The shares shall, upon their issuance or transfer to The Investors, vest in The Company, free of any encumbrances, and all rights (including voting rights, equity and all other rights) of shareholders in The Company.

3.1.2	Subsidiaries

The Company does not own directly or indirectly, nor is entitled and/or required to acquire, any shares or other securities of any Person pursuant to any Contract or otherwise, nor does The Company have any direct or indirect equity or ownership interest in any other business.

3.1.3	Organization and Good Standing

(a)
The Company is a corporation duly organized, validly existing, and in good standing under the laws of Israel, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease or use the assets that it purports to own, lease or use, and to perform all its obligations under Contracts..

(b)
The minute books, and records of The Company are complete, correct and up-to-date in all respects and have been maintained in accordance with sound business practices and applicable legal requirements. The minute books of The Company contain accurate, complete and up-to-date records of all meetings held, and corporate action taken by the shareholders and the board of directors of The Company, and no meeting of any such shareholders or board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At the agreement execution, all of those books and records will be in the possession of The Company.

(c)
The Disclosure Letter (Appendix “D”) contains complete copies of all Organizational Documents of The Company as currently in effect. The copies of the Articles of Association of The Company attached hereto as aforesaid, are complete, correct and up-to-date in all respects and have embodied in them or annexed thereto a copy of every shareholders’ resolution amending the Article of Association in any way.

(d)
The Disclosure letter sets out the name of each bank in or with which the Company has had accounts, credit lines or safety deposit boxes, and the names of all persons presently authorized to draw thereon or having access thereto, and a brief description of each such account.

(e)	The Disclosure letter sets out the names of all persons now holding any power of attorney from The Company and a summary of the terms thereof.

3.1.4	Authority

This Agreement (including all those agreements and documents, the execution of which is contemplated under this Agreement) have been, or will have been upon the execution of this Agreement, duly and validly executed by The Company and/or the Shareholders and are, or as the case may be, will on Execution, constitute the legal, valid, and binding obligation of The Company and the Shareholders, and such other parties, and enforceable against The Company and Shareholders and such other parties in accordance with their terms. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

3.1.5	Compliance with Legal or Contractual Requirements

(a)
Except as set forth in the Disclosure Letter (Appendix “D”), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)
Contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of The Company, or (B) any resolution adopted by the board of directors or the shareholders of The Company;

(ii)
Contravene, conflict with, or result in a violation of: (A) any rights of any Person, or (B) any Contracts to which any of the Shareholders are parties; or (C) any legal requirement or any Order to which The Company or any Shareholder, or any of the assets owned, leased or used by The Company, may be subject; or entitle any Governmental Body or other person to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any legal requirement or any Order as aforesaid;

(iii)
Contravene, conflict with, or result in a violation of any of the terms or requirements of, or result in any Governmental Body revoking, withdrawing, suspending canceling, terminating, or modifying, any Governmental Authorization held by The Company, relating to the business of, or any of the assets owned, leased or used by, The Company;

(iv)	Cause the Company to become subject to, or to become liable for the payment of, any Tax;

(v)	Cause any of the assets owned by The Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)
Contravene, conflict with, or result in a violation or breach of, or entitle any Person to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract and/or any provision thereof;

(vii)
Relieve any Person of any obligation to The Company (whether contractual or otherwise) or entitle any Person to terminate any obligation, right or benefit (whether contractual or otherwise) enjoyed by The Company;

(viii)	Result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned, leased or used by The Company; or

(ix)	Cause any officer or key employee of The Company to leave their employment.

(b)
Except as set forth in the Disclosure Letter (Appendix “D”), The Company nor any of the Shareholders are and will not be required to give any notice to, or obtain any consent, approval, ratification, waiver or other authorization (including, without limitation, any governmental authorization) from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

(c)
All returns, particulars, resolutions, and documents required by the Israeli Companies Law, 1999 or any other legislation to be filed with the Israeli Registrar of Companies or with any other Governmental Body, have been duly filed.

3.2	FINANCIAL STATEMENTS AND ASSETS

3.2.1	Proper Accounting and Compliance with Israeli Generally Accepted Accounting Principles

The books of account and all records of the Company are or will be complete, correct and up-to-date and have been maintained in accordance with sound business practices, and generally accepted accounting principles in Israel (”Israeli GAAP“), including the maintenance of an adequate system of internal controls.

3.2.2	Balance Sheets and Profit and Loss Statements

(a)	General

(i)	The Company has delivered to The Investors:

(1)	The unaudited trial balance of The Company as of August 31, 2005 and the related profit and loss statements (hereinafter the “Financial Statements").

 (ii)  The Financial Statements (A) conform to the books and records of The Company in all material respects; (B) present a true, complete and correct view of the financial condition and the results of operations, changes in shareholders' equity, and cash flow of The Company as at the respective dates of and for the periods referred to therein, all in accordance with Israeli GAAP; (C) reflect the consistent application of Israeli GAAP throughout the periods involved. No financial statements of any Person other than The Company are required by Israeli GAAP to be included in the financial statements of The Company.

(iii)   To the best of the Company’s and the Shareholders knowledge and of the knowledge of the officers of The Company, as of the date of the execution of this Agreement, there are no facts or circumstances which are material in relation to the assets, business or financial condition of The Company which do not appear from the Financial Statements and/or which have not been fully and fairly disclosed in the Disclosure Letter (Appendix “D”).

(b)	Without prejudice to and notwithstanding the generality of the above Section 3.2.2(a):

(b1)	Title to Assets

The Company owns, leases or has the legal right to use all assets used in the operation of its business and has good and marketable title to, or in the case of leased assets, valid leases in respect of, all the assets: (i (i) purchased or otherwise acquired by The Company since its organization, which assets purchased or acquired as aforesaid (other than inventory and short-term investments) are listed in the Disclosure Letter (Appendix “D”). All the assets owned, leased or used by The Company as aforesaid are free and clear of all Encumbrances and are not subject to any limitations of any nature, save as set out in the Disclosure Letter (Appendix “D”).

(b2)	Condition And Sufficiency Of Assets

The Company owns, leases, or has the legal right to use all the assets that it needs in order to continue to run its business after the execution of this agreement in the same manner as it has during the 12 (twelve) months preceding that date.

The equipment of The Company is structurally sound, in good operating condition and repair, and does not require any maintenance or repairs, except for routine maintenance and repairs, in the ordinary course of business, that are not material in nature or cost.

Without derogating from any other provision in this Agreement, it is recorded that all office space (including shared storage space) occupied by The Company is validly leased by The Company from Kibutz Alonim being registered owner thereof, pursuant to a lease agreement dated 1/4/2005, which is in full force and effect. The said Buildings are in good repair and fit for the purposes for which they are used, and there is no material defect in the condition thereof, and the said Buildings comply with all required planning and building permits. Save for the said office space, The Company does not own, lease, occupy or use any other immovable property in connection with its business.

(b3)	Accounts receivable

All accounts receivable of The Company reflected in the Financial Statements and in the accounting records of The Company as of the date of this agreement execution (collectively, the "Accounts receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the execution date, the Accounts receivable are, or will be, as of the execution date current and collectible net of the respective reserves shown on the Financial Statements, respectively, or in the accounting records of The Company as of the execution date (which reserves are adequate and calculated consistent with the practice used for the year 2004 and, in the case of the reserve as of the execution date, will not represent a greater percentage of the Accounts receivable as of the execution date than the reserve reflected in the 2004 Balance Sheet in respect of the Accounts receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts receivable in terms of aging). Subject to such reserves, each of the Accounts receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts receivable relating to the amount or validity of such Accounts receivable. The Disclosure Letter (Appendix “D”) contains a complete and accurate list of all Accounts receivable as of 31.8.2005. ..

(b4)	Inventory

All inventory of The Company, whether or not reflected in the Financial Statements, respectively, is in good and undamaged condition, and consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements, respectively, or in the accounting records of The Company as of the execution date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of The Company.

(b5)         Intellectual Property

(b5/1) Know-How Necessary for the Business

(i)
Except as set forth in the Disclosure Letter (Appendix “D”), The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, whether or not reflected in the Financial Statements, necessary for the operation of its business as it is currently conducted and/or as reflected in the business plan given to The Investors, and such right, title, and interest is free and clear of all encumbrances, and other adverse claims, and has the right to use all such Intellectual Property Assets, without payment to, or the consent of any third party.

(ii)
Except as set forth in the Disclosure Letter (Appendix “D”), all former and current employees of The Company have executed written Contracts with The Company that assign without compensation to The Company all rights to any inventions, improvements, discoveries, or information relating to the business of The Company, if and to the extent that such assignment is not effected by operation of law under the law applicable to such Contract. No employee of The Company has entered into any Contract that requires the employee to transfer, assign, or disclose information concerning his work to anyone other than The Company.

(b/5.2) Patents and Trademarks

(i)	The Company has registered patents, trademarks and/or is in the process of registering patents as detailed in Appendix “C”.

(b5/3) Trade Secrets

(i)	The Shareholders and The Company have taken all reasonable precautions to protect the confidentiality of their Trade Secrets.

(ii)
The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Shareholder’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than to The Company) or to the detriment of The Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(b6)	Tax and Social Security Contributions

(a)
The Company has filed or caused to be filed (on a timely basis since its incorporation) all Tax Returns and all Social Security Returns that are or were required to be filed by or with respect to The Company, pursuant to applicable legal requirements, and all such Tax Returns and Social Security Returns filed by The Company are true, correct, and complete, and there is no tax or social security sharing agreement that will require any payment by The Company after the execution date The Disclosure Letter (Appendix “D”) contains a complete and accurate list of, all such Tax and of all such Social Security Returns filed since its organization.

(b)
The Company has fully and on a timely basis paid, or made full provision for the payment of, all Taxes and all Social Security Contributions that have become due, except such Taxes and/or Social Securities Contributions, if any, as are listed in the Disclosure Letter (Appendix “D”) and are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements. The charges, accruals, and reserves with respect to Taxes and Social Security Contributions in The Company’s books are adequate (determined in accordance with Israeli GAAP) and are at least equal to The Company's liability for Taxes and Social Security Contributions. There exists no proposed Tax or Social Security Contribution assessment against The Company except as disclosed in the Financial Statements, respectively, or in the Disclosure Letter (Appendix “D”). All Taxes and/or Social Security Contributions that The Company is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

To the best of the Shareholders’ knowledge, no facts exist that could constitute grounds for the assessment of any material liability for Taxes and/or Social Security Contributions by any Governmental Body with respect to The Company. The Company has taken all steps reasonably required by it to be taken prior to the execution date, in order to obtain any Tax credits, or other Tax benefits, whether available in respect of the period prior to or after the execution date.

(b7)	Employee Compensations

(a)
The Disclosure Letter (Appendix “D”) contains a complete and accurate list of the following information for each employee or director of The Company, including each employee on leave of absence or layoff status:

(i)
Employee name, job title, material terms of employment, (including, without limitation, particulars regarding, salary, linkage of salary, annual vacation, accrued vacation, Supplementary Education Fund (Keren Hishtalmut), sick pay, pension fund and provident fund or manager’s insurance, travel allowances), any agreements or promises, whether written or oral, regarding current or future profit-sharing, cash, shares or other bonus entitlements, fringe benefits, severance pay, retirement pay, accrued vacation pay, any change in compensation since January 1, 2005;

(ii)
Service credited for purposes of vesting and eligibility to participate under The Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, share bonus, share option, cash bonus, employee share ownership (including investment credit or payroll share ownership), severance pay, insurance, medical, welfare, or vacation plan.

(b)   Except as disclosed in article 3.2.2 (b7) The payments by The Company to pension and provident funds (including, without limitation, manager’s insurance), together with the relevant reserves reflected in the Financial Statements, respectively, fully cover the liability of The Company under law or under any collective agreement, individual employment agreement, or other employment agreement or arrangement with respect to its employees and directors as at the dates of the aforesaid balance sheets for pension, severance pay, vacation pay and similar Liabilities, and The Company has continued to make all current payments to such pension and provident funds (including, manager’s insurance) until the execution date. All of the employees and directors shall have been paid all amounts owing to them by The Company, and all amounts deductible from The Company’s employees shall have been duly deducted, as at the execution date. To the best of the Shareholders knowledge, there are no outstanding claims against The Company by any of its employees and/or directors.

(c)
Except as disclosed in Part 3.2.2(b7) or in the Employment Agreements referred to in Section 2.3(ii) (5) of this Agreement, there exist no agreements or promises between The Company and any of its employees or directors, whether written or oral, with respect to any change in compensation, current or future profit-sharing, cash, shares or other bonus entitlements, fringe benefits, severance pay, retirement pay, accrued vacation pay, vacation accrued, and no service credited for purposes of vesting and eligibility to participate under The Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, share bonus, share option, cash bonus, employee share ownership (including investment credit or payroll share ownership), severance pay, insurance, medical, welfare, or vacation plan.

3.3         NO LIABILITIES

3.3.1	General

Except as set forth in any Part of the Disclosure Letter (Appendix “D”) The Company has no Liabilities or obligations of any nature whatsoever except for Liabilities or obligations reflected or reserved against in the Financial Statements, and Liabilities incurred in the ordinary course of business since it organization.

In particular and without derogating from the generality of the foregoing, the following is represented and warranted:

3.3.2	Compliance with Legal Requirements

Except as set forth the Disclosure Letter (Appendix “D”), The Company is, and at all times since its incorporation has been, in full compliance with each legal requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. To the best of the Company knowledge, no event has occurred, act been performed or omission omitted which may result after the execution date in violation by The Company of any of the laws referred to in this Section or in the incurring by The Company of any Liability or cost in connection therewith.

3.3.3	Contracts: No Defaults

Except as set forth the Disclosure Letter (Appendix “D”):

(a)
no officer, director, agent, employee, consultant, or contractor of The Company is bound by any Contract that purports to limit or which adversely affects or will affect (i) the ability of such individual or of The Company to engage in or continue any conduct, activity, or practice relating to the business of The Company, or (ii) the ability of such individual to assign to The Company any rights to any invention, improvement, discovery or other Intellectual Property Assets.

(b)
Each Contract is in full force and effect and is legal, valid and enforceable in accordance with its terms, and shall continue in full force and effect (and not be subject to termination by the counterparty thereto), notwithstanding the consummation of the transactions contemplated by this Agreement, and is, and has been, fully complied with by all of the parties thereto. None of the parties to any Contract is in breach or default thereof and no event has occurred or circumstance exists that may result in a violation or breach of any Contract, or give any party to such Contract the right to declare a default or an acceleration of maturity or performance, or to exercise any remedy.

(c)
There are no renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to The Company under current or completed Contracts with any Person and no such Person has made oral or written demand for such renegotiation.

3.3.4	Employees

(a)	No director, officer, or other key employee of The Company intends to terminate its employment with The Company.

(b)
The Disclosure Letter (Appendix “D”) contains a complete and accurate list of the following information for each retired employee or director of The Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: Name, pension benefit, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

Except as disclosed in the Disclosure Letter (Appendix “D”), such retired employees or directors, or their dependents, will not receive or are not scheduled to receive any pension benefits, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.3.5	Insurance

(i)
All policies set out in the Disclosure Letter (Appendix “D”) which are held by The Company or that provide coverage to any Shareholder, The Company or any director or officer of The Company: (i) are valid, outstanding, and enforceable, (ii) are issued by an insurer that is reputable to be financially sound, and (iii) taken together, provide adequate insurance coverage for the assets and the operations of The Company, (iv) are sufficient for compliance with all legal requirements and Contracts to which The Company is a party or by which any of them is bound, (v) will continue in full force and effect following the consummation of the Contemplated Transactions, and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of The Company.

(ii)
None of the Shareholders nor The Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations.

(iii)
The Company has punctually paid all respective premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or to any director thereof.

(iv)	The Company has given timely notice to the insurer of all claims that may be insured thereby.

(v)	The Shareholders are not aware of the occurrence of any act or omission, which could invalidate or impair such insurance.

3.3.6	Environmental Matters

Without derogating from the provisions of Section 3.3.1 above, except as set forth in the Disclosure Letter (Appendix “D”), The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or has Liability or potential Liability under, any legal requirement relating to environmental protection, occupational, health and safety and similar laws.

3.3.7	Labor Relations; Compliance

Except as set forth in The Disclosure Letter (Appendix “D”):

(i)
There has not been, nor is there presently pending or existing, nor Threatened, any Proceeding against or affecting The Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. No event has occurred nor circumstance exists that could provide the basis for any labor dispute.

(ii)
The Company has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, Occupational Safety and Health, and plant closing.

3.3.8	Certain Payments / Finder's Fees

(i)
Except as disclosed in the Disclosure Letter (Appendix “D”): neither The Company, nor any director, officer, agent, employee of The Company, nor any other Person associated with or acting for or on behalf of any Company, has directly or indirectly (i) made any bribe, payoff, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain or reward special concessions, or favorable treatment in securing business for or in respect of The Company or in violation of any legal requirement, (ii) established or maintained any fund or asset that has not been recorded in the books and records of The Company.

(ii)
Upon execution of the Investment the Company shall pay to eNitiatives – New Business Architects Ltd. (“eNitiatives”), within 30 days of the Investment Agreement, the sum of $18,000 plus VAT as consideration for eNitiatives’ work done to facilitate the Investment.

(iii)
eNitiatives shall have the right to receive from The Company and The Company shall have the right to deliver to eNitiatives, 1,200 Ordinary Shares at a value of $7.50 per share, in lieu of 50% of the payment provided, in which case The Company shall only pay to eNitiatives the sum of $9,000 in addition to the delivery of the shares plus VAT on the entire value, the transaction to take place within 30 days of the execution of this Agreement.

(iv)
The holders of the 2 Management Shares not held by Investors shall vote in support of Investors’ Management Shares regarding employment of eNitiatives and/or Mr. Reuven Marko, which employment shall be covered in a separate agreement.

3.4         NO PENDING OR THREATENED PROCEEDINGS

Except as set forth in the Disclosure Letter (Appendix “D”):

(a)	There is no pending Proceeding:

(i)	That has been commenced by or against The Company or that otherwise relates to or may affect the business of, or any of the assets owned, leased or used by, The Company; or

(ii)	That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

(iii)
That Threatens to subject any officer, director, agent, or employee of The Company or any of its Subsidiaries to any Order that would prohibit such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of The Company.

(b)
To the knowledge of The Company and the Shareholders: (i) no such Proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in the Disclosure Letter (Appendix “D”) will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of The Company.

3.5         NO MATERIAL ADVERSE CHANGE

(a)	Since January 1, 2005 and until the execution of this Agreement:

(i)
No dividend, bonus or distribution (including without limitation, cash payment) has been declared, made or paid on or in respect of any share capital of, or otherwise to any shareholder (or any Related Persons thereof) of  The Company;

(ii)
Except as set forth in the Disclosure Letter (Appendix “D”), The Company has conducted its business only in the ordinary course of business, and there has been no material adverse change, nor have there been any events or circumstances that may have a material adverse effect, including without limitation;

(iii)
No change in The Company's authorized or issued share capital; grant of any share options; issuance of any security convertible into such share capital; grant of any registration rights; purchase, redemption, retirement, or other acquisition by The Company of any shares of such share capital;

(iv)	No amendment to the incorporation documents of The Company was made;

(v)
Except as detailed in Section 2.3(a)(5) no payment nor increase by The Company of any salaries, bonuses, or other compensation payable by The Company to any Shareholder, director, officer, or (except in the ordinary course of business) to any employee; or entry by The Company into any employment, or other similar Contract with any director, officer, or employee (except in the ordinary course of business), and no making, forgiveness or other change in the terms of any loan by The Company to any employee;

(vi)
Except as detailed in Section 2.3(a)(5), no adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of The Company;

(ix)
No sale, transfer, lease, or other disposition of any asset of The Company outside the ordinary course of business, nor mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset of The Company; and no amendment or modification of any agreement other than in the ordinary course of business;

(xi)	No material change in the accounting methods, principles or practices followed by The Company;

(xii)	No agreement, commitment, or undertaking, whether oral or written, by The Company to do any of the foregoing.

(b)
There is no fact known to any Shareholder or The Company (other than general economic or industry conditions) that has or will have a Material Adverse Effect or materially threatens, the assets, business, prospects, financial condition, or results of operations of The Company that has not been set forth in this Agreement or the Disclosure Letter (Appendix “D”).

3.6     MR. NIMROD BEN-YEHUDA:

Mr. Nimrod Ben-Yehuda (“Nimrod”):

a)	Will provide his services to The Company in the capacity of Chief Technology Officer for a period of no less than three years, starting on the date of execution of this Agreement.

b)
Shall act as The Company’s Director of Business Development until such time as the board will resolve that the Company should hire a dedicated person to serve in the capacity of Director of Business Development.

c)
Will substantially devote all his time and efforts to the business of The Company and to the continued development of its technology and intellectual property, as may be requested, from time to time, by The Company’s board of directors.

d)
Nimrod shall not be involved, directly or indirectly, in any venture whose interests are deemed by The Company’s board of directors, in conflict with The Company or in the event such involvement is detriment to the business of The Company. To the extent that Nimrod is currently in any other venture or any other time-consuming activity and/or research and, to the extent that Nimrod currently own other patents and/or technologies, disclosure of same is made in the Disclosure Letter (Appendix “D”).

Nimrod’s compensation from The Company shall include the following:

e)
Monthly gross salary of NIS 25,000 starting April 2005, including Twenty (20) paid vacation days per year, and specifically includes the compensation for the limitation undertaken under Section 6 herein below.

f)	Executive insurance.

g)	“Keren Hishtalmut at the rate of 10% (7.5% contribution by the Company).

h)	Disability insurance at a rate not to exceed 2% with customary coverage.

i)	A fully paid rental car (including taxes assessed for private use).

j)	A company-provided mobile phone. The phone charges shall be fully covered by The Company.

k)	A semi-annual bonus as following:

(i)	NIS 25,000 if the company meets its financial targets in the pertinent half year.

(ii)	NIS 60,000 if the company exceeds its financial targets by 30% or more in the pertinent half year.

Nimrod shall receive from The Company the following for the purpose of performing his obligations in accordance with his employment with The Company:

l)	A laptop computer paid by The Company.

m)
A company credit card to be used exclusively for company-approved expenses. The use of such credit card shall be audited, at the end of each year, by the Company’s auditors and any improper or un-approved use of the credit card, as determined by the auditors, shall be deducted from Nimrod’s salary as expediently as possible.

n)	When traveling on business, the Company shall also pay:

(iii)	Airfare in economy class;

(iv)	Non-luxury hotels;

(v)	Transportation;

(vi)	Up to the sum of $100 per day for other expenses.

(vii)	The Company shall further pay for entertainment of customers and selected vendors and service providers hosted by Nimrod.

A breach, by Nimrod, of any of these provisions shall be considered a Material Breach as defined hereinafter and shall entitle the Investors to their remedies resulting from a Material Breach as provided for hereinafter.

4.	INDEMNIFICATION

4.1	BREACHES BY THE COMPANY

(a)	The Company shall be deemed in “Breach” in the event that:

(i)                 For the period of July 1, 2005 through March 31, 2006:

1.
The Company fails to deliver financial reports to Investors on the dates provided hereinbefore, provided the Company delivers such reports no later than 60 days subsequent to the dates provided hereinbefore.

2.	Failure by the Company and/or Nimrod to fulfill their undertakings pursuant to this Agreement.

(ii)                 At any time subsequent to March 31, 2006:

3.	It fails to meet 65% of its financial targets as provided in the Business Plan in any given quarter; and/or,

4.	It fails to meet any of its quarterly non-financial targets as provided in the Business Plan.

(b)	The Company shall be deemed to be in a “Material Breach” in the event that:

(i)	At any time subsequent to the execution of this Agreement, and provided the Investors are not in breach as provided herein

(1)	The Company fails to deliver financial reports to Investors on the dates provided hereinbefore, provided such failure is not remedied within 60 days.

(2)	The Company and/or Nimrod fail to rectify a breach within 45 days of receipt of a notice of breach from The Investors.

 (ii)                 Subsequent to march 31, 2006 and provided Investors are not in breach, as provided herein:

(1)	It fails to meet at least 75% of its cumulative financial targets for any two consecutive quarters, as provided in the Business Plan; and/or

(2)
It fails to meet any of its quarterly non-financial targets for any quarter, as provided in the Business Plan and fails to remedy such shortcomings, in addition to making the non-financial targets in the subsequent quarter;

4.2          REMEDIES GRANTED TO INVESTORS:

 (a)                 Unless specifically agreed upon otherwise, The Company and the Shareholders, severally, hereby undertake to indemnify and hold harmless The Investors or, at The Investors option, The Company, for any Liability, loss, claim, damage (including, without limitation, incidental and consequential damages), expense (including, without limitation, costs of investigation, defense, reasonable attorneys' fees, and other legal expenses) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(i)	any breach of any of the Shareholders’ Warranties;

(ii)	any breach by any Shareholder of any covenant or obligation of such Shareholder in this Agreement;

(iii)	In case of Breach or Material Breach as defined above:

(a)
In the event of a Breach The Investors shall have the right, at their sole discretion, to postpone the installment of the quarter subsequent to the breach until after the last installment of the investment.

(b)
In the event of a Material Breach: Investors shall be under no obligation to further invest in the Company and shall nonetheless receive from the Escrow holder the Ordinary Shares and Management Shares then remaining in Escrow as provided in the Escrow Provision – Provided, however, that the Company fails to:

(i)	Rectify the Material Breach in the subsequent quarter in addition to meeting the subsequent quarter’s targets; or

(ii)	Repurchase from Investors all their shares of the Company at the price of $7.50 per shares, within 1 year from such Material Breach (“Repurchase”).

Notwithstanding the foregoing, should the Company recruit a new investor or a purchaser for the entire company at a price, or post-investment valuation of $5 million Dollars or higher, The Company shall give Investors a notice of such investment and/or purchase and the Investors shall have the right to cure the funding of the Investment within 10 days of receipt of such notice and restore all their rights provided in the Agreement.
It is hereby clarified that if the Investors decided to act according to this section they will not be able to act in accordance with section 4.2(i) or 4.2(ii) above.

4.3         Breaches by Investors and Remedies granted to Company:

(a)
Breach: Investors sole obligation is to fund the Investment in accordance with the Investment Agreement, unless The Company is in breach.  Investors shall be deemed in breach if Investors default on their funding obligations and fail to cure such default within 37 days of receipt of a notice of default from the Company.

(b)
Remedy: In the event of a breach by Investors, Investors shall lose their right to complete the investment and lose their right to the Management Shares held by the Escrow at such time – all of which shall be returned by Escrow to the Company’s pursuant to the Escrow Provision.

5 TIME LIMITATIONS

(i)
Subject to the clause (ii) below, Shareholders liability (for indemnification or otherwise) with respect to any of their Warranties, or covenant or obligation in this Agreement shall continue until and be time barred in accordance with the Israeli statute of limitation.

(ii)
The Shareholders acknowledge and agree that the Investors is and/or was under no obligation or duty whatsoever to investigate, inspect or examine the Shares and/or The Company for defects or deficiencies at any time before, on or after the execution date, except for the examination of all documents and/or materials and/or other information presented by the Shareholders to the Investors.

6	NON-COMPETITION BY SHAREHOLDERS

6.1         COVENANT NOT TO COMPETE

(a)	For a period of 3 years after the date of signing of this Agreement, and in case of Nimrod 3 years after the date of termination of his employment with the Company, which ever is later:

(i)
Each Shareholder will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, lend such Shareholders’ name or any similar name to, lend such Shareholders’ credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of The Company in Israel (boundaries as of execution date), provided, however, that any Shareholder may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope;

(ii)
Each Shareholder will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of The Company to leave its employ, (B) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of The Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of The Company to cease doing business with such Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of The Company.

(b)	In the event of a breach by any Shareholder of any covenant set forth in clause (a) above, the term of such covenant will be extended by the period of the duration of such breach.

(c)
Each Shareholder will, for a period of 3 years after the date of signing of this Agreement (as defined hereinafter), within ten days after accepting any employment, advise The Investors of the identity of any employer of such Shareholder. The Investors or The Company may serve notice upon each such employer that such Shareholder is bound by the non-competition covenant of this Agreement (Section 6.1) and furnish each such employer with a copy of Sections 6 and 5.1 of this Agreement or relevant portions thereof.

(d)	The restrictions under (a), (b) and (c) above shall apply also to the Investors mutatis mutandis.

7.	GENERAL PROVISIONS

7.1         EXPENSES

Except as otherwise expressly provided in this Agreement, the Investors, the Shareholders and The Company will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel, and accountants. stamp duty, if any, payable in respect of this Agreement shall be paid by the Shareholders and/or The Company. The Shareholder will ensure that The Company does not bear or incur any fees and expenses of agents, representatives, counsel, and accountants

7.2         CONFIDENTIALITY / PUBLIC ANNOUNCEMENTS

This Agreement and its contents shall be kept confidential by the parties hereto. The contents of any communication about this Agreement to third parties shall be mutually agreed upon by the parties. Any public announcement, press release or similar public communication with respect to this Agreement will, however, be issued at such time and in such manner as shall be mutually determined.

7.3         ENTIRE AGREEMENT AND MODIFICATION

Save for The Loan Agreement, this Agreement replaces and supersedes all prior agreements, term sheets or any other document or previous understanding between the parties with respect to its subject matter and constitutes (along with all its Exhibits which are an integral part of it) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed and signed by the parties to be charged with the amendment, and any waiver of this provision shall only be valid and binding if executed in writing by the party giving the waiver.

7.4         DISCLOSURE LETTER

In the event of any inconsistency between any provisions of and/or the statements in this Agreement and those in the Disclosure Letter (Appendix “D”) (unless otherwise specifically stated in the Disclosure Letter with respect to a specific representation or warranty), the provisions or statements in this Agreement shall prevail.

7.5         ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that The Investors may assign any of their rights (but not obligations) under this Agreement to any related person or entity. Subject to the above said, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

7.6         SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court or arbitral tribunal of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the invalid or unenforceable provision shall be substituted by a valid and enforceable provision closest to the economic intent intended by the parties with the invalid or unenforceable provision which achieves, as far as possible, the original business purposes of the excluded provision.

7.7           GOVERNING LAW AND ARBITRATION

7.7.1	Governing Law and Jurisdiction

This Agreement shall be governed by and construed according to the laws of Israel and the authorized courts of Tel-Aviv, Israel, shall have the sole and exclusive jurisdiction over any dispute arising between the parties hereto.

7.8           ENTRY INTO FORCE / COUNTERPARTS

(a)	This Agreement shall come into force as of the date last below written, once duly executed by all the parties.

(b)	This Agreement and its Exhibits may be executed in 3 original sets (one such set for each party).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date last below written.

Pimi Marion Holdings, Ltd.	Title

By: /s/ Eitan Shmeuli	Director
Eitan Shmeuli
Omdan Education and Instructing, Ltd.
/s/ Eitan Dhmeuli
Eitan Dhmeuli
INS Captial LLC.
/s/ Joe Shapira	Managing Member
Joe Shapira

Agreed to by:

eNitiatives - New Business Architects, Ltd.
/s/ Reuven Marko
Name: Reuven Marko
Title: General Manager

EXHIBIT A

Mile Stones

First Quarter (Q4 2005)
•
•	Begin series of field trials
•	Initial web site on air
•	Attend key industry conference to promote next seeding season use of products followed by aggressive follow-up with key leads.
•	Identify & appoint Israel Sales manager with primary task to aggressively begin sales in Israel
•	Identify certification requirements and specialists in key countries/regions

Second Quarter  (Q1 2006)
•	Identify and appoint CEO to company, subect to comitment of the Investors ot continue their investment.
•	Begin field trial in at least Europe or USA
•	Complete first draft of usage protocol
Third Quarter (Q2 2006)
•	Gather and publish results of field trials
•	Complete formal usage protocol
•	Nominate world wide Marketing and Sale Manager.

Fourth Quarter (Q3 2006)
•	Add at least one new product to product line
•	First sale to at least one non-Israel client

Financial plan

	2005
	Q1	Q2	Q3	Q4
Sales
Diluted Material (Litters)	-	-	-	25
Price per Litter	$20	$20	$22	$22
Sales of diluted (in $000)	$-	$-	$-	$550

Extract Material (Litters)	-	-	-	-
Price per Litter	$3,000	$3,000	$3,000	$3,000
Sales of Extract ($000)	-	-	-	-

Sales of Potato Spudefender	$-	$-	$15,000	$15,000

Total Revenues	$-	$-	$15,000	$15,550
Total Revenues Annual				$30,550

Expenses
Cost of Goods Sold	$-	$-	$-	$83
Gross Profit	$-	$-	$15,000	$15,468
Gross Margin	n/a	n/a	100%	99%

Research & Development	$15,000	$34,000	$45,000	$50,000
Marketing & Sales	$1,000	$2,000	$15,000	$40,070
General & Administrative	$6,000	$6,000	$11,500	$28,240
Total Other Expenses	$22,000	$42,000	$71,500	$118,310

Pre Tax Profit	$(22,000)	$(42,000)	$(56,500)	$(102,843)
Pre Tax Profit Annual				$(223,343)

Proceeds from the Investment	$50,000	$50,000	$80,000	$100,000
Cash-on-hand	$28,000	$36,000	$59,500	$56,658

Accumulated investment	$50,000	$100,000	$180,000	$280,000

	2006
	Q1	Q2	Q3	Q4
Sales
Diluted Material (Litters)	75	650	1,200	2,200
Price per Litter	$25	$25	$25	$25
Sales of diluted (in $000)	$1,875	$16,250	$30,000	$55,000

Extract Material (Litters)	-	-	-	1
Price per Litter	$3,000	$3,000	$3,000	$3,000
Sales of Extract ($000)	-	-	-	3,000

Sales of Potato Spudefender	$15,000	$15,000	$30,000	$30,000

Total Revenues	$16,875	$31,250	$60,000	$88,000
Total Revenues Annual				$196,125

Expenses
Cost of Goods Sold	$281	$2,438	$4,500	$8,550
Gross Profit	$16,594	$28,813	$55,500	$79,450
Gross Margin	98%	92%	93%	90%

Research & Development	$55,000	$65,500	$86,500	$91,750
Marketing & Sales	$51,000	$56,000	$68,000	$68,000
General & Administrative	$36,500	$36,500	$39,500	$45,000
Total Other Expenses	$142,500	$158,000	$194,000	$204,750

Pre Tax Profit	$(125,906)	$(129,188)	$(138,500)	$(125,300)
Pre Tax Profit Annual				$(518,894)

Proceeds from the Investment	$115,000	$105,000	$100,000	$100,000
Cash-on-hand	$45,751	$21,564	$(16,936)	$(42,236)

Accumulated investment	$395,000	$500,000	$600,000	$700,000

	2007
	Q1	Q2	Q3	Q4
Sales
Diluted Material (Litters)	3,750	7,000	10,000	14,000
Price per Litter	$22	$22	$22	$22
Sales of diluted (in $000)	$82,500	$154,000	$220,000	$308,000

Extract Material (Litters)	4	8	18	33
Price per Litter	$3,000	$3,000	$3,000	$3,000
Sales of Extract ($000)	10,500	22,500	52,500	97,500

Sales of Potato Spudefender	$30,000	$30,000	$45,000	$45,000

Total Revenues	$123,000	$206,500	$317,500	$450,500
Total Revenues Annual				$1,097,500

Expenses
Cost of Goods Sold	$13,425	$25,350	$38,250	$55,950
Gross Profit	$109,575	$181,150	$279,250	$394,550
Gross Margin	89%	88%	88%	88%

Research & Development	$96,750	$96,750	$102,000	$102,000
Marketing & Sales	$68,000	$68,000	$86,750	$86,750
General & Administrative	$47,000	$47,000	$47,000	$47,000
Total Other Expenses	$211,750	$211,750	$235,750	$235,750

Pre Tax Profit	$(102,175)	$(30,600)	$43,500	$158,800
Pre Tax Profit Annual				$69,525

Proceeds from the Investment	$100,000	$100,000	$-	$-
Cash-on-hand	$(44,411)	$24,989	$68,489	$227,289

Accumulated investment	$800,000	$900,000	$900,000	$900,000

Exhibit B
LOAN AGREEMENT

This Loan Agreement is entered into by and among

Debtor	Pimi Marion Holdings Ltd, a company incorporated in the State of Israel, and its Subsidiaries, wherever they may be incorporated (hereinafter, “the Company”),
Lenders:
Alon Carmel, whose address is 270 No. Cannon Dr., Beverly Hills, CA 90210,

And

JNS Capital LLC, whose address is 3200 Toppington Dr., Beverly Hills, CA 90210

(Hereinafter jointly referred to as “Lenders”)

Whereas
Lenders have agreed in principal to invest the sum of US$900,000 in the Company, at pre-investment valuation of the company of $900,000 and against the issuance by the Company, to Lenders, of 1200 fully paid ordinary shares of the Company, representing, post issuance, 50% of the issued share capital of the Company; and

Whereas	Lenders and the Company are negotiating the terms of the Investment Agreement and due diligence by Lenders and anticipate completion of such within sixty (60) days; and

Whereas	Lenders have agreed to lend to the Company the sum of $50,000 (“The Loan”);

NOW, THEREFOR:

1.	Preamble and Appendices

The Preamble to this Loan Agreement and the Appendices are one and integral part of the Loan Agreement.

2.	Purpose of the Loan

The Company shall use the Loan for
a.	Development of documentation and manuals for use of the Company’s product of Seed Potatoes treatment (to be completed within 60 days).
b.	Advancement of sales efforts of the Company’s products in Israel.
c.	A tour of various trade shows and potential customers in the United States license application from the EPA.
d.	Payment to patent lawyers in order to advance patents applications.

3.	The Loan

The Loan shall be made in one installment of $50,000  (fifty thousands US Dollars)  (hereinafter: “The Loan”).

The Loan shall be transferred, in full, to the bank account of the Company within 2 working days from the date of signature of this Loan Agreement by all parties.

The Company’s bank account details are as follows:
Name: Pimi Marion Holdings Ltd.
Account # 100083
Branch 537 (Yaalom Branch)
Poalim Bank  # 12
Code: Poalilit

4.	Interest on and Term of the Loan

The Loan shall bear an interest rate of 4% above the six month LIBOR.

The Company shall repay the loan in one payment, including principal and interest, 180 days subsequent to the funding of the Loan.

5.	Event of Default

In the event of a default, to be defined as the breach of any provision of this Loan Agreement, Lenders shall be entitled to any and all remedial measures provided to Lender as aforementioned and hereinafter described. Without derogating from any other provision of this Agreement, for the purpose of this section herein described, and the section that follows, the Company and its Subsidiaries, jointly and severally shall be referred to as the Company.

An Event of Default could occur hereunder if:

 (a) The Company shall:
(i)	Apply for or consent to the appointment of a receiver, trustee or liquidator for it or all or a substantial part of its assets,
(ii)	Admit in writing its inability to pay its debts as they mature,
(iii)	Make a general assignment for the benefit of creditors,
(iv)	Be adjudicated a bankrupt or insolvent,
(v)	File a voluntary petition for winding up or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law,
(vi)
File an answer admitting the material allegations of a petition filed against it in any winding up, reorganization or insolvency proceeding or fail to dismiss such petition within 60 days after the filing thereof; OR

(b)
If an order, judgment or decree shall be entered, without the application, approval or a consent of the Company by any court of competent jurisdiction approving a petition seeking reorganization or liquidation of the Company or appointing a receiver, trustee or liquidator of the Company for all or a part of its assets and such order, judgment or decree shall not be vacated or stayed on appeal or otherwise stayed within 60 days; OR

(c)	The Company has not fulfilled its obligations to repay the loan(s) herein described.

Notwithstanding the above, if such breach is cured by the Company within 30 days from the date the Company received a notice from the Lender with respect to such Event of Default, such default will be considered cured and all steps taken by the Lender and/or the Escrow Agent, if any, will be canceled.

6.	Remedial Measure in Event of Default

Upon the occurrence of an Event of Default, the Lenders may, in addition to all other remedies provided to Lenders under applicable laws, declare immediately due and payable the entire outstanding balance of the loan, principal and interest accrued thereon, and any and all other sums payable hereunder, and may decide to exercise his rights according to any law in order to enable him to receive all amounts due on that date. A Receiver, if appointed, shall be entitled to any and all powers and authorities available under law, shall be empowered to realize all rights of the Lender in order to deal with the Company’s assets, in accordance with his discretion, for the purpose of enabling the Lender to receive the amounts specified above.

Notwithstanding, the waiver of a default by Lenders, or their failure to invoke one or more remedial measures, shall not be considered as a waiver of other defaults and remedial measures provided herein.

7.	Absence of Dividends

The Company hereby declares that no form of dividend shall be distributed by the same to its shareholders prior to the repayment or conversion of any outstanding Loan amounts owed to the Lender.

8.	No Finders Fee

The Company confirms that no agent, finder or broker acting on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the transactions contemplated hereby.

9.	Confidentiality

The Company, the Lender and any other person acting on their behalf shall keep this Agreement and any related correspondence in strict confidence, and shall not issue any public statement or press release concerning this transaction without the other parties prior written approval of the substance and form of any such statement or release.  The Lender agrees to treat confidentially all confidential information provided by the Company and shall use such confidential information solely for the purpose of evaluating the transactions contemplated hereby and shall not disclose any of such confidential information to any third party without the prior written consent of the Company.

10.	Notices

All notices dispatched and sent by registered mail, by courier, by fax or by e-mail shall be deemed to have been delivered five days after posting them if by registered mail, and on the following business day when delivered by courier, by fax or by e-mail, subject to receipt of delivery, fax or e-mail transmittal confirmation.

11.	Conflict of Laws

The laws of the State of Israel shall govern this Agreement.   The competent courts of the State of Israel, and particularly of Tel Aviv-Jaffo, shall have jurisdiction in all disputes, which may arise in connection with this Agreement.

12.	Cost of Litigation:

In the event of litigation resulting from this agreement, the loosing party shall reimburse the prevailing party for all of its expenses in connection with such litigation, including, without limitation, Attorneys fees.

The Lenders Date:___________________________	The Company Date:___________________________
/s/ Alon Carmel	/s/ Eitan Shmueli
Alon Carmel	Eitan Shmueli, Manager

JNS Capital LLC
/s/ Joe Shapira
Joe Shapira, Managing Member

Exhibit C

We hereby state in good faith that this is a comprehensive list that includes all patents and patents applications under section 1g of the Term Sheet.

275’1
US Patent No. 6,797,320 – US Application No. 09/744,681 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed on June 6, 2001 as part of a section 371 of PCT/IL99/00403 which, in turn, claimed priority from Israeli Patent Application No. 125520 filed July 27, 1998. Application 09/744,681 matured into US Patent 6,797,302 and is in force. Assignment duly filed in the USPTO on September 15, 2005 for all patent right to the assignee Pimi Marion Holdings Ltd.

275’2
US Patent Application No. 10/792,759 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed on March 5, 2004 as a Divisional Application of US Application No. 09/744,681 (275’1). As of May 9, 2005 our US Associates has advised that the Examiner is preparing to allow this Application.

275’3
New US Patent Application titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed or is being filed transient to the preparation of this report as a Divisional Application of US Application No. 09/744,681 (275’1).

275’4
European Patent Application No. 99933105.1 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed on July 22, 1999 as part of a section 371 of PCT/IL99/00403.

275’5	Chinese Patent No. 99810112.5 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was granted on July 23, 2003 and is in force.

275’6	Russian Patent Application No. 2001102049 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” has received a Decision of Grant on February 16, 2005.

275’7
Russian Patent Application No. 2005115093 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed on May 16 2005 as a Divisional Application of Russian Patent Application No. 2001102049 (275’6)

275’8
Australian Patent No. 757,181 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” matured from Australian Patent Application 49273/99 was filed on June 6, 2001 as part of a section 371 of PCT/IL99/00403.

275’9	South African Patent No. 2001/1528 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was issued on April 24, 2002 and is in force.

275’10	Israeli Patent Application No. 125520 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was filed on July 27, 1998.

275’11	Chilean Patent Application No. 1675-99 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby”.

275’12	Mexican Patent Application No. PA/a/2001/000967 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby”. Notice of Allowance recently received.

275’13
Canadian Patent Application No. 2,338,718 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby”. As of May 13, 2005 our Canadian Associates have been instructed to duly file the Assignment of all patent right to the name of Pimi Marion Holdings Ltd.

275’14
Kenyan Patent Application No. PCT/IL99/00403 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby”. A Response to the outstanding Office Action is being prepared and shall be timely filed in the Kenyan Patent Office.

275’15	Argentinean Patent Application No. P990103701 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Argentinean Patent Office.

275’16	Bulgarian Patent No. 105167 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Bulgarian Patent Office.

275’17	Bolivian Patent Application No. 7651 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Bolivian Patent Office.

275’18	Brazilian Patent Application No. PI9912697-4 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Brazilian Patent Office.

275’19	Colombian Patent Application No. 99047340 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Colombian Patent Office.

275’20	Costa Rican Patent Application No. 6061 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Costa Rican Patent Office.

275’21	Cuban Patent Application No. 22/2001 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Cuban Patent Office.

275’22	Czech Republic Patent Application No. PV 2001-254 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Czech Republic Patent Office.

275’23	Georgian Patent Application No. AP1999004257 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Georgian Patent Office.

275’24	Guatemala Patent Application No. PI99-01099 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Guatemala Patent Office.

275’25	Honduras Patent Application No. PCT/IL99/120 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Honduras Patent Office.

275’26	Hungarian Patent Application No. P0201109 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Hungarian Patent Office.

275’27	Korean Patent Application No. 2001-7001082 titled “Environmentally Compatible Processes, Compositions and Materials Treated Thereby” is pending before the Korean Patent Office.

275’28
Latvian Patent Registration No. 12750 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby”. As of May 13, 2005 our Latvian Associates have been instructed to duly file the Assignment of all patent right to the name of Pimi Marion Holdings Ltd.

275’29	Nicaragua Patent Registration No. 1441; Patent No. 125520 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was granted on November 20. 2001.

275’30
New Zealand Patent Application No. 509566 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the New Zealand Patent Office and received a notice of Acceptance on June 4 2003.

275’31	Peruvian Patent Application No. 760 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Peruvian Patent Office.

275’32
Polish Patent Application No. P-348722 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Polish Patent Office. As of May 13, 2005 our Polish Associates have been instructed to duly file the Assignment of all patent right to the name of Pimi Marion Holdings Ltd.

275’33	Paraguay Patent No. 4217 (Application 72/99) titled “Environmentally Compatible Processes, Compositions and Materials Treated Thereby” was issued by the Paraguayan Patent Office on August 2, 2003.

275’34	Slovenian Patent No. 9920057 - 20615 titled “Environmentally Compatible Processes, Compositions and Materials Treated Thereby” was issued by the Slovenian Patent Office on February 28, 2002.

275’35	Slovakian Patent Application No. PV97-2001 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Slovakian Patent Office.

275’36	Turkish Patent No. TR2001 00231 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Turkish Patent Office.

275’37
Ukrainian Patent Application No. 2001010598 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” was expressly abandoned by Makhteshim in the Ukrainian Patent Office.

275’38	Uruguayan Patent Application No. 025.625 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Uruguayan Patent Office.

275’39	Venezuelan Patent Application No. 1999-001481 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Venezuelan Patent Office.

275’40
Serbia and Montenegro Patent Application No. P-51/01 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Serbia and Montenegro Patent Office.

275’41	Norwegian Patent Application No. 20010447 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Norwegian Patent Office.

275’42	Romanian Patent Application No. a2001-00090 titled “Environmentally Compatible Processes, Compositions And Materials Treated Thereby” is pending before the Romanian Patent Office.

275’43	US Trademark Application No. 78620464 for the mark “SPUDEFENDER” in Class 001 was filed on May 1, 2005 and is pending before the US Patent and Trademark Office.

275’44	US Trademark Application No. 78620465 for the mark “FOG IT” in Class 001 was filed on May 1, 2005 and is pending before the US Patent and Trademark Office.

Exhibit D
EDISCLOSURE LETER

This letter together with the documents listed in Specific Disclosure Appendix constitute the Disclosure Letter referred to in the agreement (the “Agreement”) to be entered into today between Pimi Marion Holdings Ltd (the “Company”), Mr. Nimrod Ben-Yehuda and Omdan Consulting and Instructing LTD (jointly and severally: “Shareholders”) from one side, and Mr. Alon Carmel and JNS Capital LLC (jointly and severally: “The Investors”) from the other side, in connection with the investment made by the investors in the company against the issuance of the company’s Ordinary and Management shares.

Preliminary Matters

Unless the context requires otherwise, words and expressions defined in the Agreement shall have the same meanings in this letter. References in this letter to paragraph, headings and numbers shall, unless the context otherwise requires, to be those headings and numbers in the agreement. Such headings and numbers are for convenience only and shall not alter the construction of this letter.

In the event of any conflict or inconsistency between any provisions of and/or the statements in this Agreement and those in this letter, unless otherwise specifically stated in this letter with respect to a specific representation or warranty, the provisions or statements in the Agreement shall prevail.

Where any conflict or inconsistency arises between the contents of any document supplied to the investors by the shareholders and the terms of this letter and the documents attached to this letter, the information contained in this letter shall prevail unless otherwise expressly stated in this letter.

D-1

Specific Disclosures

Article	Disclosure
3.1.3 (c)	See Disclosure Document no. 1.
3.1.3 (d)	Bank Hapoalim LTD. Branch no. 537 – Yaalom. Account no. 100083. Signatories: Mr. Eitan Shmueli or Mr. Nimrod Ben-Yehuda.
3.1.3(e)	None.
3.1.5 (a)	None.
3.1.5 (b)	None.
3.2.2 (a) (i)	See Disclosure Document no. 2.
3.2.2 (a) (iii)	None.
3.2.2 (b1)
Lease Agreement dated 1.4.2005 signed with Kibutz Alonim is attached as Disclosure Document no. 3.
List of countries in which assignment of title in Patents or Patents applications was not completed yet: Argentina, Georgia, Guatemala, Honduras, Mexico, Norway, Paraguay, Republic of Korea, Romania, Slovakia, Venezuela Yugoslavia, China, Turkey, Czech Republic, South Africa, Cuba, Uruguay, Peru, Costa Rica and Colombia.
Assignment between Makhteshim Chemical Works LTD. and Nir Ecology LTD. of the Patents and the Patents application is attached as Disclosure Document no. 4.
Agreement between the Company and Nir Ecology LTD. with regard to the completion of the assignments is attached as Disclosure Document no. 5.

3.2.2 (b3)	See Disclosure Document no. 6.
3.2.2 (b5) (i)
Sanosil SA supplies the concentrate for the material and owns its formula. Agreement for the supply of the concentrate by Nir Ecology LTD. is attached as Disclosure Document no. 7.
The right of use of the patents for water treatment applications has been granted without limitation of time and territory to Nir Ecolgy Nimrod  an/or Nava Ben Yehuda .

3.2.2 (b5) (ii)	Nimrod Ben-Yehuda or Nir Ecology or any company in which Nimrod Ben-Yehuda or Nava Ben-Yehuda have an interest, in has the right of use in the Patents for water treatments.
3.2.2 (b6) (a)	None.
3.2.2 (b6) (b)	None. None.
3.2.2 (b7)	Mr. Avi Levi’s employment contract with Pimi is attached as Disclosure Document no. 8. Nimrod Ben-Yehuda terms of employment are as in section 3.6.
3.3.1
See Disclosure Document no. 9.
(v) The Company patent advisor is advocate Daniel Brass who is currently entitled to monthly payment of US$ 3,000 per month.

(vi) The Company legal advisor is advocates Eitan Shmueli. Mr Shmueli fee will be agreed upon for any service or will based on hourly fee.

(vii) The Company accountat is Fhan Kane who is entitled to annual payment of US$ 3,000 for the year 2004.

3.3.2	None.
3.3.3	None.
3.3.4	None.
3.3.5	See Disclosure Document no. 10. To be attached.
3.3.6	None.
3.3.7 (i)	None.
3.3.8 (i)	None.
3.4 (a)	None.
3.4 (b)	None.
3.5 (a) (ii)	None.
3.5 (b)	None.
3.6 (d)	Water treatment and other areas of operation, which are not covered by the patents and/or patents applications.